                                                          Exhibit   11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                      Three Months Ended    Six Months Ended
                                            June 30             June 30
                                      ------------------   -----------------
                                         1996      1995       1996      1995
                                        -----     -----      -----     -----
EARNINGS:
Primary:
Net income, as reported              $130,053   112,967    258,874   223,563
PSOP preferred dividends declared
  (net of taxes)                       (2,159)   (2,139)    (4,324)   (4,285)
Premium on preferred shares redeemed     (232)        -       (440)        -
                                     --------  --------   --------  --------
    Net income, as adjusted          $127,662   110,828    254,110   219,278
                                     ========  ========   ========  ========
Fully diluted:
Net income, as reported              $130,053   112,967    258,874   223,563
Dividends on monthly income
  preferred securities
  (net of taxes)                        2,019     1,009      4,037     1,009
Additional PSOP expense (net of
  taxes) due to assumed conversion of
  preferred stock                        (755)     (871)    (1,513)   (1,745)
Premium on preferred shares redeemed     (232)        -       (440)        -
                                      --------  --------  --------  --------
    Net income, as adjusted           $131,085   113,105   260,958   222,827
                                      ========  ========  ========  ========

SHARES:
Primary:
Weighted average number of common
 shares outstanding, per consolidated
  financial statements                  83,522    84,414    83,749    84,340
Additional dilutive effect of
 assumed exercise of outstanding
 stock options (based on treasury
 stock method using
  average market price)                    988       948     1,089       937
                                      --------  --------  --------  --------
      Weighted average, as adjusted     84,510    85,362    84,838    85,277
                                      ========  ========  ========  ========

Fully diluted:
Weighted average number of common
  shares outstanding, per consolidated
  financial statements                 83,522     84,414   83,749     84,340
Additional dilutive effect of:
  Assumed conversion of PSOP
   preferred stock                      3,977      4,034    3,984      4,040
  Assumed conversion of monthly
   income preferred securities          3,509      1,774    3,509        892
  Assumed exercise of outstanding
   stock options (based on treasury
   stock method using market
   price at end of period)              1,003        935    1,016        959
                                     --------   -------- --------   --------
      Weighted average, as adjusted    92,011     91,157   92,258     90,231
                                     ========   ======== ========   ========

EARNINGS PER COMMON SHARE:
    Primary                             $1.51       1.30     3.00       2.57
    Fully diluted                       $1.42       1.24     2.83       2.47